UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 21, 2021

AVIDITY BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39321	46-1336960
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10975 N. Torrey Pines Road, Suite 150

La Jolla, California 92037

(Address of principal executive offices) (Zip Code)

(858) 401-7900

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RNA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 21, 2021, Avidity Biosciences, Inc. (the “Company”) announced the appointment of W. Michael Flanagan, Ph.D. as Chief Technical Officer, effective immediately.

Dr. Flanagan, age 59, has extensive experience developing multiple therapeutic modalities, including RNA therapeutics, antibody drug conjugates, and bispecific antibodies. Prior to joining the Company, Dr. Flanagan served as Senior Director and Project Team Leader, Oncology and Immunology for Genentech, Inc. from January 2012 to January 2021, where he advanced programs through late-stage research to end of Phase 2 development. Prior to Genentech, Dr. Flanagan served in roles of increasing responsibility in the biology groups at Sunesis Pharmaceuticals, Inc., Gilead Sciences, Inc. and Merck & Co. Inc., where he was Senior Director of RNA Sciences. Dr. Flanagan received a B.S. in Genetics from the University of California at Davis, a Ph.D. in Biological Sciences from the University of California at Irvine and was an American Cancer Society postdoctoral fellow at the Howard Hughes Medical Institute, Stanford University.

There are no family relationships between Dr. Flanagan and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment, the Company entered into an employment agreement with Dr. Flanagan (the “Employment Agreement”). Under the Employment Agreement, Dr. Flanagan will be entitled to receive an annual base salary of $400,000. Dr. Flanagan will also be eligible to receive an annual incentive bonus with a target amount equal to 40% of his then-current annual base salary (which bonus will be pro-rated for 2021 for partial year service), as determined by the Company’s Board of Directors (the “Board”) or an authorized committee thereof in its sole discretion.

In addition, pursuant to the Employment Agreement, Dr. Flanagan will be eligible to receive a one-time bonus of $350,000 (the “Sign-On Bonus”) and a one-time relocation reimbursement payment and tax gross-up of up to an aggregate of $150,000 (the “Relocation Reimbursement”). The Sign-On Bonus is subject to repayment of a pro-rated portion if Dr. Flanagan’s employment is terminated by the Company for “cause” or by him without “good reason” (each as defined in the Employment Agreement) prior to the second anniversary of his employment start date. If Dr. Flanagan is terminated by the Company for cause or by him without good reason prior to the first anniversary of his relocation date, his Relocation Reimbursement is subject to full repayment. If Dr. Flanagan is terminated by the Company for cause or by him without good reason after the first anniversary of his relocation date but before the second anniversary of his relocation date, fifty percent of his Relocation Reimbursement is subject to repayment.

Under the Employment Agreement, if the Company terminates Dr. Flanagan’s employment without cause or if Dr. Flanagan resigns for good reason outside of a change of control period (as defined below), Dr. Flanagan is entitled to: (1) continuation of his base salary for 12 months; and (2) continuation of his health benefits for a period of up to 12 months following the termination date.

If Dr. Flanagan is terminated without cause or resigns for good reason within 59 days prior to or 12 months after a change of control (as defined in the Employment Agreement) (such period, the “change of control period), Dr. Flanagan is entitled to: (1) continuation of his base salary for 12 months, (2) an amount equal to his target annual bonus for the year in which termination occurs, paid in a lump sum, (3) continuation of his health benefits for a period of up to 12 months following the termination date, and (4) accelerated vesting of any unvested time-based vesting equity awards.

Under the Employment Agreement, Dr. Flanagan will be granted options to purchase 150,000 shares of common stock of the Company pursuant to the Company’s 2020 Incentive Award Plan, which provides for the granting of equity awards to new employees of the Company. The options have a ten-year term and an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The options will vest over a four-year period, with 25% of the options vesting on the first anniversary of his employment start date and the remainder vesting in equal monthly installments over the three years thereafter, subject to continuous employment through the applicable vesting date.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which will be filed by the Company as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIDITY BIOSCIENCES, INC.

Date: January 21, 2021	By:	/s/ Michael F. MacLean
Michael F. MacLean
Chief Financial Officer